UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 17, 2010

DELANCO BANCORP, INC.
(Exact name of registrant as specified in its charter)

United States	0-52517	36-4519533
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

615 Burlington Avenue, Delanco, New Jersey	08075
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (856) 461-0611

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On March 17, 2010, Delanco Federal Savings Bank (the “Bank”), the wholly owned subsidiary of Delanco Bancorp, Inc. (the “Company’), entered into a Stipulation and Consent to the Issuance of Order to Cease and Desist with the Office of Thrift Supervision (the “OTS”), whereby the Bank consented to the issuance of an Order to Cease and Desist (the “Order”) promulgated by the OTS, without admitting or denying that grounds exist for the OTS to initiate an administrative proceeding against the Bank.

 The Bank Order requires the Bank to take the following actions:

•
maintain (i) a tier 1 (core) capital to adjusted total assets ratio of at least 6.0% and (ii) a total risk-based capital to risk-weighted assets ratio of at least 10.0% after the funding of an adequate allowance for loan and lease losses;

•
if the Bank fails to meet these capital ratio requirements at any time, within 15 days thereafter prepare a written contingency plan detailing actions to be taken, with specific time frames, providing for (i) a merger with another federally insured depository institution or holding company thereof,  or (ii) voluntary liquidation;

•	prepare a problem asset plan that will include strategies, targets and timeframes to reduce the Bank’s level of criticized assets and nonperforming loans;

•
within 30 days after the end of each quarter, beginning with the quarter ending June 30, 2010, prepare a quarterly written asset status report that will include the requirements contained in the Order;

•
prepare an updated business plan that will include the requirements contained in the Order and that also will include strategies to restructure the Bank’s operations, strengthen and improve the Bank’s earnings, reduce expenses and achieve positive core income and consistent profitability;

•	restrict quarterly asset growth to an amount not to exceed net interest credited on deposit liabilities for the prior quarter without the prior non-objection of the OTS;

•
refrain from making, investing in or purchasing any new commercial loans without the prior non-objection of the OTS (the Bank may refinance, extend or otherwise modify any existing commercial loans, so long as no new loan proceeds are advanced as part of the transaction);

•	cease to accept, renew or roll over any brokered deposit or act as a deposit broker, without the prior written waiver of the Federal Deposit Insurance Corporation;

•	not make any severance or indemnification payments without complying with regulatory requirements regarding such payments; and

•	comply with prior regulatory notification requirements for any changes in directors or senior executive officers.

The Order, which replaces the Supervisory Agreement previously entered into between the Bank and the OTS, will remain in effect until terminated, modified, or suspended in writing by the OTS.

The Bank entered into a Supervisory Agreement with the OTS on December 17, 2007.  The Supervisory Agreement identified certain actions to be taken by the Bank to address, among other things, the deterioration in the commercial real estate loan portfolio, a substantial portion of which was generated in 2006 and 2007.  Although the Bank believes that is has taken the steps necessary to comply with the Supervisory Agreement, the commercial real estate loans that were originated prior to the Supervisory Agreement have resulted in a higher level of non-performing assets and charge-offs that have affected the Bank’s profitability.

The Bank continues to work with its borrowers where possible and is pursuing legal action where the ability to work with the borrower does not exist.  As of December 31, 2009, the Bank has entered into formal forbearance agreements with three relationships totaling $2.5 million that require current payments while they restructure their finances.  An additional $2.4 million of the non-accrual loans are making payments but have been unable to bring the total due under 90 days past due as of December 31, 2009.
At December 31, 2009, the Bank’s tier 1 (core) capital to adjusted total assets ratio was 7.68% and its total risk-based capital to risk-weighted assets ratio was 12.22%. At December 31, 2009, the Bank exceeded all of its regulatory capital requirements and was considered “well capitalized” under regulatory guidelines.

On March 11, 2010 the Bank submitted to the OTS an updated business plan that it believes captures the requirements contained in the Order.  Also on March 11, 2010, the Bank submitted to the OTS a problem loan plan that outlines the Bank’s strategy for addressing the levels of classified and non-performing assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELANCO BANCORP, INC. (Registrant)

Date March 23, 2010	By:	/s/ James E. Igo
Name James E. Igo
Title President and Chief Executive Officer